UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2008

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On October 2, 2008, Kings Road Investments Ltd. (the “Shareholder”), the holder of the Series A Preferred Stock (the “Series A Preferred Stock”) of Depomed, Inc. (the “Company”), exercised its warrant to purchase the Company’s Common Stock (the “Warrant”) by surrendering its 18,158 shares of Series A Preferred Stock to the Company in exchange for 2,914,526 shares of the Company’s Common Stock.   The Warrant was exercised in accordance with its terms and without any cash payment to the Company.  The Series A Preferred Stock held a liquidation preference of approximately $18.2 million and together with the Warrant, was convertible into the Company’s Common Stock at a conversion price of $6.23 per share on the date of conversion.

As a result of the exercise of the exercise of the Warrant, there are no shares of the Series A Preferred of the Company outstanding.

The Series A Preferred Stock was originally issued in January 2000 at a price of $1,000 per share. The Series A Preferred Stock accrued a dividend of 7% per annum, compounded semi-annually and payable in shares of Series A Preferred Stock. The Series A Preferred Stock was convertible at anytime between January 2002 and January 2006 into the Company’s common stock. The original conversion price of the Series A Preferred Stock was $12.00; however, as a result of the Company’s March 2002 and October 2003 financings, the conversion price had been adjusted to $9.51 per share. In December 2004, the Company entered into an agreement with the Shareholder to resolve a misunderstanding between the Company and the Shareholder relating primarily to prior adjustments to the conversion price of the Series A Preferred Stock. Pursuant to the agreement, among other matters, the Company agreed to adjust the conversion price to $7.50 per share, issued the Warrant to the Shareholder, and agreed to binding interpretations of certain other terms related to the Series A Preferred Stock conversion price.

The Warrant was convertible into shares of the Company’s common stock during the period between January 2006 and January 2009. The conversion price of the Warrant initially was $7.12, which was equal to the Series A Preferred Stock conversion price in effect as of January 20, 2006. The conversion price of the warrant decreased by approximately 4.8% per year during the conversion period, such that the number of shares of the Company’s common stock issuable upon conversion of the warrant increased by approximately 5.1% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: October 8, 2008	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and General Counsel